EXHIBIT 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CALIFORNIA REPUBLIC FUNDING, LLC”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF AUGUST, A.D. 2012, AT 5:31 O’CLOCK P.M.

/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State
5192370 8100 130785028	AUTHENTICATION: DATE:	0518271 06-17-13

You may verify this certificate online

at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:33 PM 08/15/2012
FILED 05:31 PM 08/15/2012
SRV 120940744 – 5192370 FILE

CERTIFICATE OF FORMATION

OF

CALIFORNIA REPUBLIC FUNDING, LLC

This Certificate of Formation is being executed as of August 15, 2012 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1. Name. The name of the limited liability company is California Republic Funding, LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1201 North Market Street, 18th Floor, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is Delaware Corporation Organizers, Inc.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

/s/ Anne Urquhart
Anne Urquhart Authorized Person